NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FD
Investors: Brian Ritchie/Theresa
Kelleher
212-850-5600

FOR RELEASE:   7:00 AM (Eastern)   April 26, 2007

CONMED Corporation Announces First Quarter 2007 Financial Results
- Sales Increase 7.9% to $171.0 Million:  A New Quarterly Record -
- Non-GAAP EPS Grows 43% to $0.30 –
- Non-GAAP Operating Margin Improves to 10.4% –
- Conference Call to be Held at 10:00 a.m. ET Today -

Utica, New York, April 26, 2007 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the first quarter of 2007.  Sales for the March 31, 2007 quarter increased 7.9% to $171.0 million, setting a new quarterly record, compared to $158.5 million in the first quarter of 2006.

Excluding unusual gains and charges (see attached schedule for additional information), non-GAAP net income for the first quarter increased 44% to $8.5 million, or $0.30 per diluted share, compared to first quarter 2006 non-GAAP net income of $5.9 million, or $0.21 per diluted share.  The increase was driven by solid top-line growth and continued leverage of CONMED’s infrastructure.  Non-GAAP figures for the first quarter 2007 exclude a litigation settlement gain, other unusual charges, and, for the first quarter in 2006, transition costs related to an acquisition.  On a GAAP basis, the Company’s net income in the first quarter of 2007 grew more than two and one-half times to $11.9 million or $0.42 per share compared to net income of $4.3 million, or $0.15 per share in first quarter of 2006.

“CONMED’s first quarter operating performance exceeded our expectations, continuing the trend set in the last half of 2006.   We remain focused on our strategy to improve our revenue base by providing our customers with innovative, high quality, cost-effective medical devices while at the same time expanding the Company’s operating margin by more efficiently leveraging our organizational structure,” commented Joseph J. Corasanti, President and Chief Executive Officer.  “The evidence of our successful execution of this strategy can be seen in the 7.9% top-line revenue growth and the increase in operating margin to 10.4%, which is 190 basis points greater than the same period last year, excluding unusual gains and charges.  In addition, we continue to generate positive cash flow from operations, enabling us to reduce debt and improve the strength of our balance sheet. These results are the product of the profit improvement plans we initiated in 2006, and which we are confident will continue to improve our overall performance throughout the remainder of 2007,” added Mr. Corasanti.

As previously disclosed, on March 31, 2007 the Company settled litigation against Johnson & Johnson and related subsidiaries for a payment from Johnson & Johnson of $11.0 million.  The litigation challenged marketing practices of Johnson & Johnson pertaining to certain endomechanical surgical products that compete with similar products of the Company.  Net of legal and related costs, a gain of $6.1 million has been recorded as an unusual

CONMED News Release Continued	Page 2 of 7	April 26, 2007

item in the first quarter of 2007.  In addition to this gain, the Company also recorded in the first quarter of 2007 unusual charges for the previously disclosed closure of a manufacturing location and the surgical light replacement program.  See the attached reconciliation of GAAP to non-GAAP net income for further discussion.

Sales outside the United States were $71.4 million in the first quarter of 2007, growing 17.0% overall and 12.5% on a constant currency basis compared to the first quarter of 2006.  International sales in the March 2007 quarter were 41.8% of the Company’s total sales compared to 38.5% of sales in the first quarter last year.

CONMED’s cash flow was strong in the first quarter of 2007, enabling a reduction in the senior credit borrowings of $7.8 million.  Cash from operations was $11.2 million resulting in operating cash flow per share (a non-GAAP measurement which management believes is useful to understanding the business) of $0.39 in the first quarter of 2007.

Following is a summary of the Company’s sales by product line for the three months ended March 31, 2007 (in millions):

	Three Months Ended March 31,
				Constant
				Currency
	2006	2007	Growth	Growth
	(in millions)

Arthroscopy	$54.7	$62.2	13.7%	11.2%

Powered Surgical Instruments	34.2	37.6	9.9%	7.5%

Electrosurgery	23.4	24.0	2.6%	1.7%

Endoscopic Technologies	14.7	13.2	-10.2%	-11.0%

Endosurgery	11.9	13.6	14.3%	13.3%

Patient Care	19.6	20.4	4.1%	3.2%

	$158.5	$171.0	7.9%	6.1%

The Company’s sports medicine Arthroscopy line grew 13.7% over first quarter 2006 on the continued strength of video imaging sales, including the first sales of our High Definition (HD) systems.  Arthroscopy also benefited from solid performance from our procedure specific tissue repair devices.  Powered Surgical Instruments continued to demonstrate sales acceleration by growing 9.9%, primarily as a result of continued sales momentum for our MPower® and MicroPower® platform products introduced in 2006.  Electrosurgery sales produced year-over-year growth at a rate consistent with what we expect going forward following extraordinarily strong fourth quarter growth of 18.6%, while Endosurgery increased 14.3% with strong growth internationally. Patient Care grew at a rate consistent with the market.  The Endoscopic Technologies line, accounting for approximately 8% of the Company’s sales during the quarter, experienced a revenue decline in the first quarter due to previously disclosed production matters at an assembly operation in Mexico.  Management has taken corrective action to address the issues associated with the product shortages that the Company previously identified and disclosed in the third quarter of 2006.  Management expects that shortages for this product line may continue through the second quarter of 2007.

Outlook

Mr. Corasanti noted, “For the upcoming second quarter of 2007, we anticipate revenues in the range of $168-$172 million and non-GAAP diluted earnings per share (excluding unusual charges) of $0.28 - $0.32.    For the full year of 2007, we reiterate the forecast previously provided.  We foresee 2007 constant currency sales

CONMED News Release Continued	Page 3 of 7	April 26, 2007

growing approximately 5% over 2006 sales with the resulting diluted earnings per share approximating $1.20 – $1.30, excluding unusual items.”

Conference Call

The Company will webcast its first quarter 2007 conference call live over the Internet on Thursday, April 26,  2007 at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED's web site at www.conmed.com. Replays of the call will be made available through May 3, 2007.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring.  The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies.  They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology.  Headquartered in Utica, New York, the Company’s 3,200 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006; (iii) cyclical purchasing patterns from customers, end-users and dealers;  (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 4 of 7	April 26, 2007

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2006 and 2007
(In thousands except per share amounts)
(unaudited)

	2006	2007
Net sales	$158,466	$171,014

Cost of sales	78,737	85,789
Cost of sales, acquisition-transition – Note A	1,829	-

Gross profit	77,900	85,225

Selling and administrative	58,374	59,805
Research and development	7,825	7,594
Other expense (income) – Note B	570	(5,414)

	66,769	61,985

Income from operations	11,131	23,240

Interest expense	4,866	4,516

Income before income taxes	6,265	18,724

Provision for income taxes	1,925	6,802

Net income	$4,340	$11,922

Per share data:
Net income
Basic	$.15	$.43
Diluted	.15	.42

Weighted average common shares
Basic	28,082	27,987
Diluted	28,358	28,559

Note A– Included in cost of sales in the three months ended March 31, 2006 are approximately $1.8 million in acquisition-related costs.

Note B– Included in other expense in the three months ended March 31, 2006 are $0.5 million in acquisition-related costs and $0.1 million of expense related to the termination of a product offering.  Included in other expense in the three months ended March 31, 2007 are $0.1 million of expense related to the termination of a product offering, $0.6 million in facility closure related costs and a $6.1 million gain on a legal settlement.

CONMED News Release Continued	Page 5 of 7	April 26, 2007

CONMED CORPORATION
CONSOLIDATED CONDENSED  BALANCE SHEETS
(in thousands)
(unaudited)
ASSETS

	December 31,	March 31,
	2006	2007
Current assets:
Cash and cash equivalents	$3,831	$4,537
Accounts receivable, net	75,120	74,785
Settlement receivable	-	11,000
Inventories	151,687	153,841
Deferred income taxes	15,212	15,225
Other current assets	4,033	4,958
Total current assets	249,883	264,346

Property, plant and equipment, net	116,480	117,146
Goodwill	290,512	290,878
Other intangible assets, net	191,135	189,631
Other assets	13,561	13,285
Total assets	$861,571	$875,286

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,148	$3,148
Other current liabilities	72,057	72,362
Total current liabilities	75,205	75,510

Long-term debt	264,676	256,885
Deferred income taxes	51,004	57,266
Other long-term liabilities	30,332	28,595
Total liabilities	421,217	418,256

Shareholders' equity:
Capital accounts	201,541	207,111
Retained earnings	247,425	257,897
Accumulated other comprehensive loss	(8,612)	(7,978)
Total equity	440,354	457,030

Total liabilities and shareholders' equity	$861,571	$875,286

CONMED News Release Continued	Page 6 of 7	April 26, 2007

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2006	2007
Cash flows from operating activities:
Net income	$4,340	$11,922
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	7,328	7,632
Stock option expense	814	852
Deferred income taxes	2,121	6,177
Sale of accounts receivable	(3,000)	3,000
Gain on legal settlement	-	(6,072)
Other, net	2,408	(12,295)
Net cash provided by operating activities	14,011	11,216

Cash flow from investing activities:
Purchases of property, plant and equipment	(4,908)	(3,868)
Payments related to business acquisitions	-	(883)
Proceeds from sale of equity investment	1,205	-
Net cash used in investing activities	(3,703)	(4,751)

Cash flow from financing activities:
Payments on debt	(6,465)	(7,791)
Net proceeds from common stock issued under employee plans	772	3,268
Repurchase of common stock	(3,406)	-
Other, net	(170)	(1,694)
Net cash used in financing activities	(9,269)	(6,217)

Effect of exchange rate change
on cash and cash equivalents	160	458

Net increase in cash and cash equivalents	1,199	706

Cash and cash equivalents at beginning of period	3,454	3,831

Cash and cash equivalents at end of period	$4,653	$4,537

CONMED News Release Continued	Page 7 of 7	April 26, 2007

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NON-GAAP NET INCOME
BEFORE UNUSUAL ITEMS
Three Months Ended March 31, 2006 and 2007
(In thousands except per share amounts)
(unaudited)

	2006	2007

Reported net income	$4,340	$11,922

Acquisition-transition related costs included
in cost of sales	1,829	-

Termination of product offering	56	90

Other acquisition related costs	514	-

Facility closure related costs	-	568

Gain on legal settlement	-	(6,072)

Total other expense (income)	570	(5,414)

Unusual expense (income) before income taxes	2,399	(5,414)

Provision (benefit) for income taxes on unusual expenses	(864)	1,949

Net income before unusual items	$5,875	$8,457

Per share data:

Reported net income
Basic	$0.15	$0.43
Diluted	0.15	0.42

Net income before unusual items
Basic	$0.21	$0.30
Diluted	0.21	0.30

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods.  Management believes this reconciliation provides a useful presentation of operating performance.